Exhibit 11
EXHIBIT 11 — COMPUTATION OF EARNINGS PER SHARE

	Six Months ended June 30,		Three Months ended June 30,
(In thousands, except per share data)	2008	2007	2008	2007
Basic Numerator:
Income before discontinued operations	$438,686	$311,026	$277,295	$215,893
Income from discontinued operations, net	643,294	27,186	5,032	20,097

Net income — basic	$1,081,980	$338,212	$282,327	$235,990

Diluted Numerator:
Income before discontinued operations	$438,686	$311,026	$277,295	$215,893
Income from discontinued operations, net	643,294	27,186	5,032	20,097

Net income — diluted	$1,081,980	$338,212	$282,327	$235,990

Denominator:
Weighted average common shares - basic	494,975	494,105	495,201	494,364
Effect of dilutive securities:
Stock options and restricted stock	1,662	1,175	1,686	1,324

Denominator for net income per common share — diluted	496,637	495,280	496,887	495,688

Net income (loss) per common share:
Income before discontinued operations — basic	$.89	$.63	$.56	$.44
Income from discontinued operations, net — basic	1.30	.05	.01	.04

Basic	$2.19	$.68	$.57	$.48

Income before discontinued operations — diluted	$.88	$.63	$.56	$.44
Income from discontinued operations, net — diluted	1.30	.05	.01	.04

Diluted	$2.18	$.68	$.57	$.48